Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Michael H. Carrel	Nancy A. Johnson, (612) 455-1745
Chief Operating Officer and	Marian Briggs, (612) 455-1742
Chief Financial Officer	njohnson@psbpr.com/mbriggs@psbpr.com
(952) 487-9500
www.vitalimages.com

FOR IMMEDIATE RELEASE

VITAL IMAGES ANNOUNCES RECORD FOURTH QUARTER REVENUE AND 2007 GUIDANCE

•                  Fourth quarter revenue of $20.0 million, up 31 percent over fourth quarter 2005, and 2006 full-year revenue of $70.5 million, up 36 percent over 2005;

•                  Fourth quarter and full-year 2006 gross margin of 80 percent;

•                  Fourth quarter net income of $2.3 million, or $0.15 per diluted share, and full-year 2006 net income of $6.6 million, or $0.46 per diluted share;

•                  Fourth quarter pretax income excluding equity-based compensation (a non-GAAP measure) of $4.4 million, or $0.28 per diluted share, and full-year 2006 pretax income excluding equity-based compensation (a non-GAAP measure) of $15.3 million, or $1.08 per diluted share; and

•                  For full-year 2007, the company expects revenue of $90.0 million to $95.0 million and GAAP net income of $0.61 to $0.70 per diluted share.

Minneapolis, February 20, 2007 — Vital Images, Inc. (NASDAQ: VTAL), a leading provider of enterprise-wide advanced visualization and analysis solutions, today announced record quarterly revenue for the fourth quarter ended December 31, 2006 of $20.0 million, a 31 percent increase over $15.3 million in the 2005 fourth quarter of 2005. Net income for the 2006 fourth quarter was $2.3 million, or $0.15 per diluted share, which included equity-based compensation costs of $890,000 (after tax). This compares to net income for the 2005 fourth quarter of $2.4 million, or $0.18 per diluted share, which included equity-based compensation costs of $84,000 (after tax).

Pretax income excluding equity-based compensation (a non-GAAP measure) for the 2006 fourth quarter increased 27 percent to $4.4 million, or $0.28 per diluted share, from pretax income excluding equity-based compensation for the 2005 fourth quarter of $3.5 million, or $0.25 per diluted share.

Revenue for 2006 increased to $70.5 million, a 36 percent increase over $51.7 million in the prior year. Net income for 2006 was $6.6 million, or $0.46 per diluted share, which included equity-based compensation costs of $3.6 million (after tax). This compares to net income for 2005 of $5.8 million, or $0.44 per diluted share, which included equity-based compensation costs of $213,000 (after tax).

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Pretax income excluding equity-based compensation (a non-GAAP measure) for 2006 increased 71 percent to $15.3 million, or $1.08 per diluted share, from pretax income excluding equity-based compensation for 2005 of $9.0 million, or $0.68 per diluted share.

“Our strategies to expand our revenue streams are paying off, and robust demand for our productivity-enhancing software from physicians and hospital administrators resulted in another record revenue quarter, capping a great 2006,” said Jay D. Miller, president and chief executive officer. “International sales are gaining momentum, Toshiba is a strong contributor and opportunities in cardiology are exciting. We saw significant growth in the enterprise market both direct and through our IT/PACS partner McKesson, generating a total of $6.8 million in license revenue in the 2006 fourth quarter.”

Financial Highlights

•                  License fee revenue increased to $12.3 million during the 2006 fourth quarter, up 13 percent over $10.9 million for the same quarter last year. License fee revenue for 2006 increased to $46.3 million, up 32 percent over $35.2 million in 2005. During the 2006 fourth quarter, license fee revenue from enterprise (direct and IT/PACS) sales increased 32 percent to $6.8 million compared to $5.1 million in the 2005 fourth quarter. During 2006, license fee revenue from enterprise sales increased 44 percent to $25.9 million compared to $18.0 million in 2005. Toshiba license revenue, which fluctuates from quarter to quarter based on their needs, grew 19 percent for the year to $20.4 million compared to $17.2 million in 2005 and decreased 4 percent for the 2006 fourth quarter to $5.5 million compared to $5.8 million in the 2005 fourth quarter.

•                  License fee revenue from software options (including third-party software) increased to $7.1 million during the 2006 fourth quarter, up 14 percent over $6.2 million in the same quarter last year. License fee revenue from software options (including third-party software) increased to $26.5 million for 2006, up 37 percent over $19.4 million in 2005. Top-selling options in the 2006 fourth quarter were General Vessel Probe, Automated Vessel Measurement and CT Cardiac — all cardiovascular solutions.

•                  Maintenance and services revenue increased to $7.4 million during the 2006 fourth quarter, a 93 percent gain over $3.8 million in the same quarter of 2005. Revenue from maintenance and services increased to $22.6 million for 2006, a 58 percent gain over $14.3 million in 2005. The increase in both periods was primarily driven by higher maintenance revenue from a larger installed customer base and higher maintenance pricing, as well as the expiration of unused training. In the fourth quarter of 2005, the company put in place an expiration policy for unused training. The 2006 fourth quarter was the first period the company was able to expire unused training. Additionally, in the 2006 fourth quarter, the company reached an agreement with one of its partners on an expiration period for training. As a result, maintenance and services revenue during the 2006 fourth quarter included approximately $490,000 of non-recurring revenue relating to unused training that expired.

•                  Fourth quarter 2006 international revenue was $2.9 million, or 14 percent of total revenue, a 38 percent gain from $2.1 million, or 14 percent of total revenue, in the same period in 2005. International revenue for 2006 increased to $10.9 million, or 15 percent of total revenue, up 33 percent over $8.2 million, or 16 percent of total revenue, in 2005.

•                  Fourth quarter 2006 revenue from Toshiba increased to $8.6 million, or 43 percent of total revenue, compared to $7.5 million in the same quarter last year, or 49 percent of total revenue. Toshiba revenue for 2006 increased 19 percent to $28.9 million, or 41 percent of total revenue, from $24.3 million, or 47 percent of revenue, in 2005.

•                  Fourth quarter 2006 revenue from McKesson Corporation increased to $2.4 million, or 12 percent of total revenue, compared to $1.1 million, or 7 percent of total revenue, for the same quarter last year. Revenue through McKesson for 2006 increased 92 percent to $7.3 million, or 10 percent of total revenue, from $3.8 million, or 7 percent of total revenue, for 2005.

•                  Gross margin was 80 percent for the 2006 fourth quarter compared to 81 percent for the same period in 2005. Gross margin improved to 80 percent for 2006 from 78 percent for 2005.

•                  Interest income for the 2006 fourth quarter increased by $560,000, or 71 percent, to $1.4 million over the 2006 third quarter due to the completion of the company’s secondary offering in November 2006, which resulted in the issuance of 3.4 million shares of common stock for net proceeds of $97.7 million.

•                  In December 2006, the research and development (R&D) tax credit, which expired December 31, 2005, was reinstated for the period from January 1, 2006 to December 31, 2007. As a result, the company recorded an R&D tax credit of $562,000 to its tax provision in the 2006 fourth quarter relating to the entire fiscal year which resulted in a 2006 fourth quarter effective tax rate of approximately 25 percent and a 2006 effective tax rate of approximately 36 percent.

Operating Expense Summary

•                  Operating expenses for the 2006 fourth quarter totaled $14.3 million, which included $1.2 million of equity-based compensation, compared with fourth quarter 2005 expenses of $9.4 million, which included $125,000 of equity-based compensation. For 2006, operating expenses totaled $49.4 million, which included $4.7 million of equity-based compensation, compared with operating expenses of $32.6 million for 2005, which included $314,000 of equity-based compensation.

•                  Sales and marketing expenses for the 2006 fourth quarter totaled $7.7 million, which included $464,000 of equity-based compensation, compared with fourth quarter 2005 expenses of $5.4 million, which included $69,000 of equity-based compensation. For 2006, sales and marketing expenses totaled $25.4 million, which included $2.0 million of equity-based compensation, compared with sales and marketing expenses of $16.9 million for 2005, which included $128,000 of equity-based compensation. Other than equity-based compensation, the primary factors behind the increase in sales and marketing expenses were additional employees to support the company’s growth, higher commissions on greater sales volumes, increased tradeshow costs specifically relating to the Scientific Assembly and Annual Meeting of the Radiological Society of North America (RSNA), and increased international expansion costs.

•                  Research and development expenses for the 2006 fourth quarter totaled $3.6 million, which included $201,000 of equity-based compensation, compared with fourth quarter 2005 expenses of $2.2 million, which included $15,000 of equity-based compensation. For 2006, research and development expenses totaled $13.1 million, which included $840,000 of equity-based compensation, compared with research and development expenses of $8.1 million for 2005, which included $42,000 of equity-based compensation. The company continues to invest in research and development by adding personnel focused on product innovation and development.

•                  General and administrative expenses for the 2006 fourth quarter totaled $3.0 million, which included $577,000 of equity-based compensation, compared with fourth quarter 2005 expenses of $1.8 million, which included $41,000 of equity-based compensation. For 2006, general and administrative expenses totaled $10.9 million, which included $1.9 million of equity-based compensation, compared with general and administrative expenses of $7.0 million for 2005, which included $144,000 of equity-based compensation. In addition to equity-based compensation, the major drivers of higher general and administrative expenses were increased personnel, administrative and international expansion costs.

Key Developments

During the 2006 fourth quarter, the company completed a public offering of 3.4 million shares of common stock, resulting in net proceeds of $97.7 million. The company intends to use the proceeds for general corporate purposes, including expanding sales and marketing, customer service and training efforts internationally and investing in product development resources. The company may also use the proceeds for the acquisition of or investment in businesses to expand and broaden its application portfolio, enhance or accelerate technology adoption and expand sales and marketing channels in order to enhance the company’s market coverage or offer growth opportunities.

At RSNA, the company showcased the ViTAL Community. The ViTAL Community highlights the company’s commitment to empowering customers’ relationships through its comprehensive solutions featuring Vitrea® software, Web-based ViTALConnect® solution, VitreaACCESSTM system, education through ViTAL U and the company’s maintenance and services program, ViTALPerformanceTM.

In November, the company announced an integration and reseller agreement with Emageon, Inc. Under this agreement, Emageon will resell Vital Images’ Vitrea software as an integrated component within Emageon’s Enterprise Visual Medical System™ (EVMS). This strategic partnership allows Emageon to market Vital Images’ Vitrea software to its customer base, representing approximately 600 hospitals nationwide. Vital Images provides robust advanced visualization and integrated analysis tools that complement Emageon’s enterprise visualization and workflow solution. In addition, Vital Images will be able to provide its large installed base with the ability to integrate their stand-alone software into Emageon’s EVMS, providing customers with access to clinical content management capabilities through the same user interface. The companies’ “enterprise-first” approach is a key strategic link to expand from radiology to other key “-ologies,” such as cardiology and oncology.

2007 Guidance

For full-year 2007, the company expects revenue of $90.0 million to $95.0 million, or a 28 percent to 35 percent increase over full-year 2006 revenue. The company also expects GAAP net income of $0.61 to $0.70 per diluted share, or a 33 percent to 52 percent increase over 2006. This guidance and the factors below do not include the potential effects of any acquisitions.

The following table summarizes the company’s guidance for 2007:

		2007 Guidance
	2006	Low		High

Revenue (in millions)	$70.5	$90.0	to	$95.0
Growth rate		28%		35%

Net income (in millions)	$6.6	$11.1		$12.7
Net income per diluted share (1)	$0.46	$0.61	to	$0.70
Growth rate		33%		52%

(1)          Based on an estimate of 18.2 million weighted average diluted common shares for 2007.

Factors considered in preparing guidance include the following estimates for 2007:

•                  Gross margin of approximately 80 percent.

•                  Sales and marketing expenses of approximately 36 percent to 37 percent of total revenue.

•                  Research and development expenses of approximately 17 percent to 18 percent of total revenue.

•                  General and administrative expenses of approximately 15 percent to 16 percent of total revenue.

•                  Equity-based compensation of approximately $5.7 million to $6.2 million.

•                  Depreciation and amortization of property and equipment of approximately $3.9 million to $4.4 million and estimated capital expenditures of $5.6 million to $6.1 million.

•                  Amortization of acquired intangibles of $1.2 million.

•                  Estimated interest income of $7.8 million to $8.5 million.

•                  An effective income tax rate of approximately 36 percent to 37 percent in 2007. Due to the utilization of deferred tax assets relating to net operating losses and tax deductions from the exercise of stock options, the company does not anticipate paying any significant cash for income taxes for the next two to four years.

Conference Call and Webcast

Vital Images will host a live Webcast of its fourth quarter earnings conference call today, Tuesday, February 20, 2007, at 10:30 a.m. CT. To access this Webcast, go to the investors’ portion of the company’s Website, www.vitalimages.com, and click on the Webcast icon. The Webcast replay will be available beginning at 12:30 p.m. CT on the same day.

If you wish to listen to an audio replay of the conference call, dial (800) 405-2236 and enter conference call ID # 11082902. The audio replay will be available beginning at 12:30 p.m. CT on Tuesday, February 20, 2007, through 5:00 p.m. CT on Tuesday, February 27, 2007.

About Vital Images

Vital Images, Inc., headquartered in Minneapolis, is a leading provider of enterprise-wide advanced visualization and analysis software solutions. The company’s technology gives radiologists, cardiologists, oncologists and other medical specialists time-saving productivity and communications tools that can be accessed throughout the enterprise and via the Web for easy use in the day-to-day practice of medicine. For more information, visit www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to dependence on market growth, the successful inter-operability of health care technology from multiple vendors, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement, the impact of changes to stock-based compensation pursuant to FASB’s statement of financial accounting standards No. 123R, and other risks detailed from time to time in Vital Images’ SEC reports, including its annual report on Form 10-K for the year ended December 31, 2005 and its report on Form 10-Q for the quarter ended March 31, 2006.

Vital Images, Inc.

Condensed Consolidated Income Statements

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2006	2005	2006	2005

Revenue:
License fees	$12,295	$10,912	$46,332	$35,228
Maintenance and services	7,372	3,825	22,615	14,324
Hardware	355	547	1,565	2,165
Total revenue	20,022	15,284	70,512	51,717

Cost of revenue:
License fees	1,345	1,177	4,991	4,682
Maintenance and services	2,357	1,441	8,023	5,559
Hardware	336	344	1,196	1,319
Total cost of revenue	4,038	2,962	14,210	11,560

Gross profit	15,984	12,322	56,302	40,157

Operating expenses:
Sales and marketing	7,744	5,354	25,374	16,932
Research and development	3,562	2,222	13,092	8,148
General and administrative	2,981	1,823	10,905	7,019
Loss on operating lease	—	—	—	493
Total operating expenses	14,287	9,399	49,371	32,592

Operating income	1,697	2,923	6,931	7,565

Interest income	1,351	397	3,342	1,067
Income before income taxes	3,048	3,320	10,273	8,632

Provision for income taxes, net	764	899	3,690	2,831

Net income	$2,284	$2,421	$6,583	$5,801

Net income per share–basic	$0.15	$0.19	$0.49	$0.47
Net income per share–diluted	$0.15	$0.18	$0.46	$0.44

Weighted average common shares outstanding - basic	14,762	12,637	13,463	12,379
Weighted average common shares outstanding - diluted	15,509	13,624	14,259	13,283

Vital Images, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	December 31,	December 31,
	2006	2005

Assets
Current assets:
Cash and cash equivalents	$144,382	$20,845
Marketable securities	20,821	28,965
Accounts receivable, net	19,589	14,330
Deferred income taxes	1,661	717
Prepaid expenses and other current assets	1,928	1,228
Total current assets	188,381	66,085
Marketable securities	750	—
Property and equipment, net	9,242	5,361
Deferred income taxes	8,969	8,949
Licensed technology, net	90	210
Other intangible assets, net	3,209	4,493
Goodwill	9,089	6,053
Total assets	$219,730	$91,151

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,830	$2,640
Accrued compensation	3,977	3,688
Accrued royalties	1,158	1,348
Other current liabilities	2,083	1,575
Deferred revenue	15,131	11,231
Total current liabilities	26,179	20,482
Deferred revenue	1,174	645
Deferred rent	1,475	1,235
Total liabilities	28,828	22,362

Stockholders’ equity:
Preferred stock: $0.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock: $0.01 par value; 20,000,000 shares authorized; 16,908,297 issued and outstanding as of December 31, 2006; and 12,847,744 shares issued and outstanding as of December 31, 2005	169	128
Additional paid-in capital	189,669	75,918
Deferred stock-based compensation	—	(1,707)
Accumulated other comprehensive income (loss)	11	(20)
Retained earnings (accumulated deficit)	1,053	(5,530)
Total stockholders’ equity	190,902	68,789
Total liabilities and stockholders’ equity	$219,730	$91,151

Vital Images, Inc.

Supplemental Information – Reconciliation of GAAP Net Income per Diluted Share to Non-GAAP per Diluted Share Information (Unaudited)

(In thousands, except per share amounts)

Vital Images provides certain non-GAAP information per share as supplemental information to GAAP net income per share. This non-GAAP information excludes equity-based compensation and the provision for income taxes. Equity-based compensation is a non-cash expense that varies in amount from period to period and is affected by market forces that are difficult to predict and are not within the control of management, such as the price of the company’s common stock. Additionally, prior to January 1, 2006, employee stock option compensation was not included in the company’s GAAP results. Furthermore, the company also anticipates that its future effective tax rate will fluctuate because the tax benefit related to the exercise of incentive stock options is highly volatile and must be treated as a discrete event.

Accordingly, management excludes these items from its internal operating forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to the company’s board of directors, determining a portion of bonus compensation for executive officers and certain other key employees, and evaluating short-term and long-term operating trends in the company’s core operations. Management believes that this presentation facilitates the comparison of the company’s current operating results to historical operating results. Non-GAAP information per share is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP net income per share and may not be computed the same as similarly titled measures used by other companies. Management expects to continue to incur expenses similar to the non-GAAP adjustments described above, and the exclusion of these items from its non-GAAP net income should not be construed as an inference that these costs are unusual, infrequent or non-recurring. The following tables reconcile GAAP net income per diluted share to non-GAAP net income excluding equity-based compensation per diluted share and to non-GAAP pretax income excluding equity-based compensation per diluted share:

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net income	$2,284	$2,421	$6,583	$5,801
Equity-based compensation	1,338	133	5,063	335
Tax impact of equity-based compensation	(448)	(48)	(1,488)	(122)
Net income excluding equity-based compensation	$3,174	$2,506	$10,158	$6,014

Net income per diluted share	$0.15	$0.18	$0.46	$0.44
Net income excluding equity-based compensation per diluted share	$0.20	$0.18	$0.71	$0.45
Weighted average common shares outstanding-diluted	15,509	13,624	14,259	13,283

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net income	$2,284	$2,421	$6,583	$5,801
Equity-based compensation	1,338	133	5,063	335
Provision for income taxes, net	764	899	3,690	2,831
Pretax income excluding equity-based compensation	$4,386	$3,453	$15,336	$8,967

Net income per diluted share	$0.15	$0.18	$0.46	$0.44
Pretax income excluding equity-based compensation per diluted share	$0.28	$0.25	$1.08	$0.68
Weighted average common shares outstanding-diluted	15,509	13,624	14,259	13,283

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